Exhibit 99.1

Radyne to Acquire AeroAstro

PHOENIX – July 5, 2007 Radyne Corporation (Nasdaq: RADN) announced today that it had signed a definitive merger agreement to acquire AeroAstro, Inc., for approximately $17.25 million in cash and $750,000 in stock. In addition, Radyne will assume, and pay off, approximately $500,000 in AeroAstro debt. The transaction has been approved by the boards of both companies and is expected to close within the next 30 days subject to customary closing conditions.

AeroAstro designs and builds small and microsatellites and related technologies. AeroAstro’s experience spans a range of capabilities – from ultra-low-cost R&D programs using commercial components, to high-reliability programs using space-qualified components. Most recently, AeroAstro’s STPSat-1 satellite was launched onboard an Atlas V launch vehicle on March 8, 2007. That launch was the first use of the EELV Secondary Payload Adapter (ESPA) which allows the rideshare launch of microsatellites using spare capacity in a launch vehicle. AeroAstro’s principal satellite and satellite component customers include the Air Force and NASA as well as major space vehicle integrators.

In addition to spacecraft equipment, AeroAstro developed and operates the Sensor Enabled Notification System (SENS), which provides cost effective satellite based low data rate communications and asset tracking throughout the United States, North America, Europe, Australia, the Middle East, Asia, and South America. SENS customers include government entities requiring reliable low data rate communications and businesses seeking to monitor vital assets. For example, FEMA used SENS based trackers to monitor the location and status of its deployed assets in the aftermath of Hurricane Katrina.

“We are delighted to welcome AeroAstro to the Radyne family of companies,” said Myron Wagner, Radyne’s CEO. “We believe that AeroAstro’s strong position and established products and reputation in the emerging small satellite business and satellite based low data rate communications will align well with Radyne’s existing satellite businesses. Further, AeroAstro’s spacecraft products will provide high value to a large number of spacecraft systems integrators in much the same model as our Radyne, Xicom, and Tiernan businesses do currently.”

“This combination with Radyne will provide AeroAstro with the resources needed to continue its rapid growth in the small and microsatellite industry,” commented Rick Fleeter, founder and CEO of AeroAstro. “During our discussions, it became clear to me that Radyne had the strategy, operating philosophy and technology understanding to propel AeroAstro to the next level. I am excited and looking forward to combining our strengths to further demonstrate the power of microspace for both government and commercial applications.”

AeroAstro revenues in 2006 were approximately $12.4 million (unaudited). The Company is located in Ashburn, VA with additional offices in Littleton, CO and Albuquerque, NM. Consistent with the operating approach with its existing businesses, Radyne intends to operate AeroAstro as a subsidiary with its existing management and infrastructure.

AeroAstro has been recognized by the Virginia Chamber of Commerce as one of the State’s “Fantastic 50,” an award that highlights the fastest growing technology companies in the state. In addition, the Company has won awards from the US Small Business Administration and NASA.

About Radyne Corporation

Radyne Corporation designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, troposcatter, microwave and cable communication networks. The Company, through its Tiernan subsidiary, is a supplier of HDTV and SDTV encoding and transmission equipment. The Xicom Technology subsidiary is a producer of high power amplifiers for communications applications. Radyne is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix, Arizona, San Diego, California, and Santa Clara, California and sales offices in Singapore, Beijing, Jakarta and the United Kingdom. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information, visit our web site at www.radn.com.

About AeroAstro

AeroAstro, founded in 1988, is a leader in innovative microsatellite systems, components, and advanced communications technologies. AeroAstro was the prime contractor for STPSat-1 responsible for spacecraft design and fabrication, integration of all experiments, space vehicle testing, launch integration support, launch and early orbit operations support, and post-launch mission operations support. Additional information is available at AeroAstro’s websites: www.aeroastro.com and www.sensservice.com

Safe Harbor Paragraph for Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and Radyne claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne Corporation and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include statements relating to its proposed acquisition of AeroAstro, and the expected alignment of the various Radyne businesses and other anticipated benefits of the combination of Radyne and AeroAstro, Inc. Other factors that may affect forward-looking statements and the Company’s business generally include but are not limited to:

•	Prospects of the international markets and global economy given that Radyne Corporation depends heavily on international sales.

•	A downturn in US Government spending for defense and other government customer needs.

•	A downturn in the evolving telecommunications, television broadcast and Internet industries.

•	Risk factors and cautionary statements made in Radyne Corporation’s Annual Report on Form 10-K for the period ended December 31, 2006.

•	The effect that acts of international terrorism may have on Radyne Corporation’s ability to ship products abroad.

•	Other factors that Radyne Corporation is currently unable to identify or quantify, but may exist in the future.

With respect to the AeroAstro, Inc. acquisition, uncertainties include the risks that the transaction will not close, and, if it closes, that: AeroAstro’s business will not be integrated successfully; marketing, sales, customer and other synergies anticipated from the acquisition will not be fully realized or will take longer to realize than expected; unanticipated expenses and liabilities will be incurred; the combined companies will lose key officers, employees, suppliers or customers; Radyne will not be able to improve AeroAstro’s profitability; and the acquisition may not be accretive in the near term or even in future years.

Forward-looking statements speak only as of the date the statement was made. Radyne Corporation does not undertake and specifically declines any obligation to update any forward-looking statements.

Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620